Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 9, 2013 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Diamond Foods, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2013.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 9, 2013